EXHIBIT 4.59

CERTIFICATE OF INCORPORATION OF
LEAR SIEGLER LOGISTICS INTERNATIONAL, INC., A DELAWARE CORPORATION
(“LEAR SIEGLER LOGISTICS”)

STATE of DELAWARE
CERTIFICATE of INCORPORATION
OF
LEAR SIEGLER LOGISTICS INTERNATIONAL, INC.

     1. The name of the corporation (the “Corporation”) is Lear Siegler Logistics international, Inc.

     2. The address of the registered office of the Corporation in the State of Delaware is 1209 Orange St., Wilmington, DE 19801, County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

     3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     4. The total number of shares of stock which the Corporation shall have authority to issue is One Thousand (1,000) and the par value of such shares is One Cent ($.0 1) amounting in the aggregate to Ten Dollars ($10.00).

     5. The name and mailing address of the incorporator who shall serve until the certificate of incorporation has been filed is:

Roger Klein, Esq.
Howrey Simon Arnold & White, LLP
1299 Pennsylvania Ave., N.W.
Washington, D.C. 20004

     6. The name of the individual who shall serve as director of the Corporation until his successors are duly elected and qualified is:

John Moellering

     7. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

     8. The Corporation shall have perpetual existence.

     9. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter or repeal the by-laws of the corporation.

     10. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders are granted subject to this reservation.

     I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 27th day of April, A.D. 2000.

BY:	/S/ Roger Klein

Roger Klein